EXHIBIT 10.17


                          LICENSE AND SUPPLY AGREEMENT

         This Agreement is made and entered into this 17th day of December, 2002 (the "Effective Date") by and between Tepha, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 303 Third Street, Cambridge, Massachusetts 02142 (hereinafter referred to as "Tepha"), and Vascular Solutions, Inc., a corporation duly organized and existing under the laws of Minnesota and having its principal office at 2495 Xenium Lane North, Minneapolis, Minnesota 55441 (hereinafter referred to as "Licensee").

         WHEREAS, Tepha owns or is the licensee of the Patent Rights (as later defined);

         WHEREAS, Tepha wishes to grant, and Licensee wishes to receive, license rights to the Patent Rights; and

         WHEREAS, certain Polymer (as later defined) is manufactured by or for Tepha that Licensee wishes to purchase under the terms of this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.       DEFINITIONS.

         1.1. "Patent Rights" means: (i) the United States and foreign patent applications and patents set forth in Appendix A, (ii) any divisionals, continuations and continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications; (iii) the resulting United States and foreign patents;
         (iv) any reissues, reexaminations or extensions of such patents; and
         (v) all foreign counterparts of the above patent applications and patents.

         1.2. "Field" means medical devices for sealing of a percutaneous puncture in a blood vessel or organ, but specifically excluding pericardial and intracardiac (any construct in contact with the inner compartment of the heart) patches and small and large diameter vascular grafts to repair, replace or bypass compromised blood vessels.

         1.3. "Net Sales" means Licensee's and its Affiliates' billings for the use, sale, lease or other disposition of Licensed Products, otherwise than to an Affiliate of the Licensee for resale, and the fair market value of any noncash consideration, less:

                  (i)      discounts allowed in amounts customary in the trade;
                  (ii) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
                  (iii)    outbound transportation prepaid or allowed; and


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                  (iv)     invoices which become uncollectible after reasonable
                           means and time for collection (not to exceed    *
                           of Net Sales in any Reporting Period); and
                  (v) amounts allowed or credited on returns of damaged goods, expired goods, or recalls.

         No deduction shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when invoiced. If a Licensed Product shall otherwise be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost, to Affiliates of Licensee or otherwise, Net Sales shall be based on the average amount billed for such Licensed Products during the applicable Reporting Period (as later defined); provided, however, Licensee may distribute a reasonable number of evaluation units on a
         royalty-free basis, not to exceed    *    of Net Sales in any Reporting
         Period.

         1.4. "Polymer" means the poly-3-hydroxybutyrate-co-4-hydroxybutyrate copolymer (PHA3444) manufactured by or for Tepha and offered for sale by Tepha to its customers. All current Polymer compositions are listed on Appendix C, which shall be updated from time to time by Tepha to include all future improvements to and compositions of PHA3444 developed by Tepha.

         1.5. "Licensed Product" means any device for sealing of a percutaneous puncture in a blood vessel or organ in the Field:

                  (i) that is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used, sold or imported; and/or
                  (ii) that is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the Patent Rights in the country in which a process is used or in which such product or part thereof is used, sold or imported; and/or
                  (iii)    that incorporates Polymer.

         1.6. "Reporting Period" means a three (3) month period ending March 31, June 30, September 30 or December 31 of each calendar year.

         1.7. "Device Master File" means the device master file for Polymer intended to be filed or filed by Tepha with the U.S. Food and Drug Administration.


* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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


         1.8. "Affiliate" means any wholly owned subsidiary of Licensee or Tepha, respectively.

         1.9. "Specification" means the mutually agreed specifications for the Polymer on the date of manufacture.


2.       LICENSE GRANT

         2.1 License. Subject to the terms and conditions of this Agreement, Tepha hereby grants to Licensee the worldwide right and license, without the right to sublicense, in the Field under the Patent Rights to make, have made, use, lease, sell, offer for sale and import the Licensed Products until the expiration of the last to expire of the Patent Rights, unless this Agreement shall be sooner terminated according to the terms hereof.

         2.2 MIT Patent Rights. A subset of the Patent Rights are owned by the Massachusetts Institute of Technology ("MIT"). Under the terms of its sublicense to this subset of Patent Rights owned by MIT, Tepha has agreed that any sublicenses granted by it shall provide that the obligations to MIT of articles 2, 5, 7, 8, 9, 10, 12, 13, and 15 of the license with MIT shall be binding upon Licensee as if it were a party to that license agreement. Tepha further has agreed to attach copies of these articles to sublicense agreements, and a copy is attached as Appendix B. To the extent of any conflict between the terms of this Agreement and Appendix B, as to the Patent Rights owned by MIT only, the terms of Appendix B shall prevail.

         2.3 No Future Grant or Use of Competing Rights. After the Effective Date and during the term of this Agreement, Tepha shall not grant to any third party, nor use in its own business, any right under the Patent Rights in the Field to make, use, lease, sell, offer for sale, or import a Licensed Product that incorporates Polymer. The parties acknowledge that prior to the Effective Date Tepha has entered into one other agreement granting rights to a third party under the Patent Rights in the field of vascular closure devices for sealing the femoral artery after catheter based procedures to make, have made, use, lease, sell, offer for sale, and import Licensed Products that incorporate Polymer and obligating Tepha to supply Polymer.

         2.4 No Other Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel or otherwise beyond the express licenses granted by Tepha as to any technology or patent rights of Tepha or any other entity other than the Patent Rights.

         2.5 Restriction. Licensee shall have no right to use, lease, sell, offer for sale, import or otherwise dispose of Polymer as stand-alone products, and may only use, lease, sell, offer for sale, import and otherwise dispose of Polymer as incorporated into Licensed Products in the Field. Licensee shall have no right to make or have made Polymer, except as provided in Paragraph 3.8 hereof.


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         2.6 Improvements. Licensee shall promptly disclose to Tepha any improvements, changes or modifications that Licensee may make to the composition or processing of any Polymer ("Developments"). Licensee hereby grants to Tepha a nonexclusive, royalty-free, worldwide, irrevocable right and license outside the Field under Licensee's intellectual property rights (including without limitation patent rights) in Developments, with the right to grant sublicenses, to make, have made, use, lease, sell and otherwise dispose of products, and to practice processes and use, copy, modify and distribute information. Tepha shall promptly disclose to Licensee any future improvements to and compositions of PHA 3444 that Tepha may make, which shall automatically be added to the definition of Polymer under this Agreement under the financial terms set forth herein.

3.       SUPPLY OF POLYMERS

         3.1 Forecasts. Within thirty (30) days following the Effective Date, Licensee shall provide Tepha with Licensee's initial forecasts by Reporting Period of the quantity of each Polymer listed on Appendix C that Licensee expects to purchase from Tepha during the first four Reporting Periods. On or before the first day of each subsequent Reporting Period, Licensee shall submit a revised forecast by Reporting Period for each Polymer for the next consecutive four Reporting Periods.

         3.2 Supply. During the term of this Agreement, Tepha shall use commercially reasonable efforts to supply to Licensee such quantities of Polymer as may be reasonably requested by Licensee. However, if this Agreement is Assigned by Licensee as may be permitted pursuant to Paragraph 17.7, purchase orders by the assignee in any Reporting Period in excess of one hundred and twenty percent (120%) of any of the volume forecasts for that Reporting Period submitted pursuant to Paragraph 3.1 in any of the immediately preceding four (4) calendar quarters shall be deemed not to be a "reasonable request" by Licensee. Tepha shall have the right to contract with third parties to manufacture Polymer for supply to Licensee, provided that Tepha shall remain liable to Licensee for its obligations hereunder, and shall notify Licensee of the identity of any such manufacturer. Tepha, or its sub-contractor, shall manufacture the Polymer in accordance with all applicable Good Manufacturing Practices ("GMP") of the U.S. Food & Drug Administration (the "FDA"). Purchase orders for any Polymer in a Reporting Period in excess of one hundred twenty percent (120%) of any of the volume forecasts submitted pursuant to Paragraph 3.1 by Licensee in any of the immediately preceding four (4) calendar quarters for such Reporting Period which Tepha is not able to fill shall not be deemed a breach of this Agreement. Tepha agrees to use commercially reasonable efforts to accommodate purchase order revisions submitted in writing by Licensee. Each purchase order must specify a delivery date not less than ninety
         (90) days after the date of the purchase order.

         3.3 Shipment. Tepha agrees to ship Polymer by the common carrier and method of shipment designated by Licensee. Shipments will be F.O.B., Tepha or its designee's U.S. manufacturing facility, and will be according to any reasonable shipping schedule specified by Licensee, to the locations specified in Licensee's purchase orders. Legal title and risk of loss shall pass to Licensee upon delivery to such common carrier. Licensee shall pay all costs of shipping.


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         3.4 Inspection. Within thirty (30) days of receipt of any shipment,
         Licensee shall inspect the shipment and notify Tepha of its rejection of any Polymer within the shipment. Polymer may be rejected only to the extent the quantity shipped exceeds the amount ordered in the relevant purchase order, or if any Polymer fails to meet its Specification. If Licensee does not notify Tepha of rejection within such thirty (30) day period, it shall be deemed to have accepted the shipment of any Polymer not so rejected. Rejected Polymer shall be returned to Tepha or disposed of at the direction of Tepha, in either case at the expense of Tepha, except as otherwise provided in Paragraph 16.3. Tepha shall have thirty (30) days after receipt of a notice from Licensee rejecting any Polymer to replace the defective Polymer.

         3.5 Payment. Licensee shall pay Tepha the then current price of each Polymer on the date of acceptance of each Purchase Order. The initial price as of the Effective Date is set forth on Appendix C. Price adjustments shall be computed annually according to the following formula: On January 1, 2004 and each January 1 thereafter, Tepha may increase the price of Polymer from the previous year by the 12-month average percentage increase in total compensation for private industry workers for the period ending December 31 as indicated on Table 3 of the Employment Cost Index published by the Bureau of Labor Statistics of the United States Department of Labor or, if the Employment Cost Index should cease to be published, any comparable category in a comparable index agreeable to both parties. If there is no increase in such Employment Cost Index, the price of Polymer shall be the same as the previous January 1. Tepha shall invoice Licensee for each shipment of Polymer, and payment shall be due from Licensee within thirty (30) days after the invoice date.

         3.6 Adverse Events and Other Reporting. Licensee shall be responsible for handling and shall promptly notify Tepha of any information that might give rise to a recall or market withdrawal of any Licensed Product incorporating the Polymer or which involves any complaint relating to the Polymer material of a Licensed Product. To the extent possible under the circumstances, Licensee will inform Tepha prior to communicating with the FDA concerning any such recall, market withdrawal or complaint. Tepha shall cooperate and supply on a confidential basis any information or assistance reasonably required in Licensee's interaction relating thereto with the Food and Drug Administration and other governmental authorities, in the United States or international markets, relating to the Polymer. Licensee shall keep Tepha promptly informed on an ongoing basis and provide copies of all correspondence, filings, and documentation to Tepha until resolution of each such matter.

         3.7 Device Master File; Regulatory Assistance. Upon execution of this Agreement, Tepha will use diligent efforts to complete and file a Device Master File with the FDA for the Polymer, and to maintain and update the Device Master File for the remainder of this Agreement. Tepha will own all right, title and interest in the Device Master File. Licensee may reference the Device Master File for Polymer to support Licensee's registration of any Licensed Product; provided, however, Licensee will not have access to any information or data in the Device Master File relating to the manufacturing process for the Polymer. Tepha shall provide to Licensee as Confidential Information, the information, test results and documentation relating to the Polymer that is reasonably


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         necessary for Licensee's applications for registration of any Licensed
         Product in international markets. Licensee will own all right, title and interest in any regulatory filings (in the United States and international markets) with respect to the Licensed Product (excluding the Polymer and Master Device File). Tepha agrees to provide up to twenty (20) hours of reasonable technical assistance to Licensee with respect to Licensee's filings and responses to the FDA and international regulatory agencies for no additional compensation. Further technical assistance relating to such filings and responses will be provided at Tepha's standard rates and terms.

         3.8 Contingent Manufacturing Rights. If (i) Tepha becomes subject to a bankruptcy petition under Chapter 7 of the U.S. Bankruptcy Code or (ii) otherwise files for bankruptcy and ceases its manufacturing operations for Polymer, or (iii) Tepha ceases to carry on its business operations with respect to the Polymer, or (iv) Tepha is continually unable to manufacture and supply any Polymer to Licensee during any consecutive one hundred and eighty (180) day period, or (v) Licensee elects pursuant to Paragraph 15.2 ,upon an uncured material breach by Tepha, to exercise its rights under this Section 3.8, then at Licensee's request, Tepha shall grant Licensee a nonexclusive right and license, to manufacture the Polymer, or to have the Polymer manufactured by direct contract between Licensee and any qualified Tepha third party subcontractor for use in Licensed Products only, subject to the terms and conditions of this Agreement. The right and license which may be granted pursuant to this Paragraph shall continue until Tepha reasonably demonstrates to Licensee that it is capable and willing to resume the supply and delivery to Licensee of its requirements of the Polymer under the terms and conditions of this Agreement, or if Licensee has made an election under Section 3.8(v), until the material breach has been cured by Tepha. The obligation of Licensee to make the royalty payments pursuant to Section 4.3 shall continue notwithstanding any grant to Licensee of the right and license to manufacture the Polymer set forth in this Paragraph 3.8, provided that, at Licensee's election, Licensee may pay directly to any third party that portion of the royalty payments required to maintain the license rights from such third party.

4.       ROYALTIES

         4.1 License Issue Fee. Licensee shall pay Tepha a License Issue Fee
         of   *    which the parties acknowledge has been paid prior to the
         Effective Date.


* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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


         4.2 Research and Development Payments. Licensee shall pay Tepha a total
         sum of    *    to support Tepha's research and developments efforts and
         completion of filing of the Device Master File for the Polymer with the FDA, which said Research and Development payments shall be deemed
         earned and due as follows:    *    which the parties acknowledge has
         been paid prior to the Effective Date; and    *    earned and due at
         the rate of    *   per month beginning January 1, 2003; and    *
         upon the completion of filing of the Device Master File with the FDA.
         Such final    *    payment shall be subject to a reduction of    *
         for each month that the filing is delayed beyond December 31, 2003; provided, however, such date shall be extended if the implantation studies shall not be completed by November 30, 2003. Such extension shall equal the additional period of time reasonably necessary for such studies to be completed, plus one month.

         4.3 Royalties. Until expiration of the last to expire patent within the Patent Rights, Licensee shall pay Tepha a royalty (the "Royalty") as
         follows:    *    of Net Sales of Licensed Products accrued during each
         Reporting Period until aggregate Net Sales during the immediately
         preceding four (4) Reporting Periods exceeds    *    and thereafter
         * of Net Sales for the remainder of the term of this Agreement. Each Royalty for a Reporting Period shall be paid within thirty (30) days after the conclusion of the Reporting Period.

         4.4 Minimum Royalties. A minimum royalty payment of    *    shall be
         due and payable by Licensee to Tepha on January 1, 2006 and on January 1 of each subsequent year during the term of this Agreement. Royalties (as defined in Section 4.3) subsequently due on Net Sales of Licensed Products, if any, for each such year shall be creditable against the Minimum Royalty Payment paid for said year. Any minimum royalty payment paid in excess of Royalties for any calendar year shall not be creditable against Royalties due in future calendar years.

         4.5 Payments in Full. All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.3(ii).

         4.6 No Multiple Royalties. No multiple Royalties shall be payable under Paragraph 4.3 because any Licensed Product, its manufacture, use, lease, sale or importation are or shall be covered by more than one patent application or patent licensed under this Agreement or because any unit of Licensed Product for which a Royalty has been paid shall be re-sold or re-distributed in Licensee's channel of trade.


* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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         4.7 Payment. Royalty payments shall be paid in United States dollars in
         Cambridge, Massachusetts, or at such other place as Tepha may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the Reporting Period to which such royalty payments relate.

5.       RECORDS AND PAYMENTS

         5.1 Records and Audit. Licensee shall keep true and accurate books of account and records that are necessary for the purpose of showing the amounts payable to Tepha hereunder and compliance with Paragraphs 6 and 16 of this Agreement. Said books of account and records shall be kept at Licensee's principal place of business and shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of Tepha or its agents for the purpose of verifying Licensee's royalty statements or compliance in other respect with this Agreement. Tepha shall pay the cost associated with any inspection; provided that should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to Tepha's detriment, Licensee agrees to pay the cost of such inspection.

         5.2 Reports and Payments. Within thirty (30) days after the end of each Reporting Period, Licensee shall send to Tepha a report showing the Net Sales of the Licensed Products, including calculation of deductions permitted under Paragraph 1.3, for such Reporting Period and shall pay the appropriate royalties to Tepha. These reports shall include at least the following: (i) number and total billings of Licensed Products, (ii) description of Licensed Products made using each Polymer supplied by Tepha, (iii) deductions applicable as provided in Paragraph 1.3; and (iv) Royalties due under Paragraph 4.3. Licensee shall deliver to Tepha true and accurate reports, giving a summary of the business conducted by Licensee under this Agreement as shall be relevant to diligence under Article 6.1 before the first commercial sale of a Licensed Product, annually, on or before January 31 of each year.

         5.3 Interest. The amounts due under Article 4 shall, if overdue, bear interest until payment at a per annum rate Two Percent (2%) above the prime rate in effect at Fleet Bank, or its successors, on the due date. The payment of such interest shall not foreclose Tepha from exercising any other rights it may have as a consequence of the lateness of any payment.


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6.       DUE DILIGENCE

         6.1 Diligent Efforts. Licensee shall use diligent efforts to bring Licensed Products to market through a diligent program for exploitation of the Patent Rights and shall continue diligent commercialization efforts for the Licensed Products throughout the term of this Agreement. Licensee shall use diligent efforts to meet the following
         projected Net Sales of Licensed Products: 2006:    *    ; 2007:   *   ;
         and 2008 and thereafter:    *    ; provided that failure to meet such
         projections shall not be deemed to be a breach of this Agreement so long as Licensee has nevertheless used diligent commercialization efforts.

         6.2 Development Plan. Within ninety (90) days following the execution of this Agreement, Licensee shall provide Tepha with a development plan which shall summarize the various phases and expected timing of the material development of the Licensed Products.

         6.3 Diligence Milestones. Licensee shall make a first commercial sale of a Licensed Product in an international market on or before September 1, 2008, and shall make a first commercial sale of a Licensed Product in the United States on or before September 1, 2010.

         6.4 Notice of Human Clinical Trials; Governmental Approvals and Marketing of Licensed Products. Licensee shall provide Tepha with written notice prior to initiating the first human clinical trial of a Licensed Product. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, use, export and import of all Licensed Products, at Licensee's expense, including, without limitation, any clinical and safety studies. Licensee shall have sole responsibility for the quality control for any Licensed Product.

7.       INFRINGEMENT

         7.1 Notice. Licensee and Tepha shall each inform the other promptly in writing of any alleged or threatened third party infringement of the Patent Rights by a third party and of any available evidence thereof. Licensee and Tepha shall each inform the other promptly in writing of any allegations of infringement resulting from the use of the Polymer in the Licensed Product.

         7.2 Cooperation. In any infringement suit which Tepha may institute to enforce the Patent Rights in the Field, or in a suit for patent infringement which is brought by a third party against Tepha or Licensee in connection with the Licensed Products, which either party or both parties are required or elect to defend, the other party hereto shall, at the request and expense of the party initiating or defending such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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


8.       PRODUCT LIABILITY

         8.1 Indemnity. Licensee shall at all times during the term of this Agreement and thereafter indemnify, hold harmless and defend Tepha and its licensors, and their directors, trustees, officers, employees and affiliates against all claims and expenses, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever arising out of, resulting from or relating to the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products, and manufacture of Polymer if Paragraph 3.8 shall ever become applicable, or arising from or relating to Licensee's breach of any of its obligations hereunder; unless such claims and expenses are the result of Tepha's (or its Affiliates or sub-contractors) negligence or intentional misconduct. Prior to the first use of a Licensed Product for humans, Licensee shall obtain and carry in full force and effect commercial, general liability insurance, including product liability insurance, which shall protect the indemnities with respect to events covered by this Paragraph 8.1. Such insurance shall list Tepha, Metabolix, Inc. and MIT as additional named insureds thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Tepha prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury including death; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. Licensee shall provide Tepha with Certificates of Insurance evidencing the same. Licensee shall maintain such commercial general liability insurance during the period that any Licensed Product is being used, distributed or sold and for six (6) years thereafter.

9.       WARRANTIES AND DISCLAIMER

         9.1 Tepha warranty. Tepha represents and warrants to Licensee that Tepha is either the owner of all rights, title and interest in and to the Patent Rights, or has the right to grant the licenses set forth in
         Article 2.

         9.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY OR BY TEPHA's LICENSORS THAT THE PRACTICE OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OR OTHER INTELLECTUAL OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.


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10.      LIMITATION OF LIABILITY

         10.1 NO CONSEQUENTIAL DAMAGES. EXCEPT FOR BREACH BY EITHER PARTY OF PARAGRAPH 14 (CONFIDENTIALITY), IN NO EVENT SHALL TEPHA, ITS LICENSORS OR LICENSEE, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCURRED BY THE OTHER PARTY, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

11.      EXPORT CONTROLS

         11.1 Export Controls. Licensee acknowledges that it may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Tepha neither represents that a license shall not be required nor that, if required, it shall be issued.

12.      NON-USE OF NAMES

         12.1 Non-use of Names. Except as required by law or to accurately describe this Agreement in connection with filings with the Securities and Exchange Commission or in connection with raising funding, neither party shall use the names or trademarks of the other or Tepha's licensors, nor any adaptation thereof, nor the names of any of the other party's, or Tepha's licensors', employees, in any advertising, promotional or sales literature without prior written consent obtained from such party, or said employee, in each case, such consent not to be unreasonably withheld, except that Licensee may state that it is licensed by Tepha, under one or more of the patents and/or applications comprising the Patent Rights.

13.      DISPUTE RESOLUTION

         13.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or to prevent irreparable harm, and except for any dispute relating to patent validity or infringement, any and all claims, disputes or controversies arising under, out of or in connection with the Agreement, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. If the parties by their senior management representatives shall be unable to resolve the dispute within thirty (30) days, then by no later than forty (40) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By no later than sixty (60) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation hearing with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts or another mutually agreeable mediator. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts, or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes Tepha and Licensee each hereby irrevocably consents and submits.

         13.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations under this Agreement.

14.      CONFIDENTIALITY

         14.1 Confidential Information. Both Tepha and Licensee agree that all confidential information disclosed to the other party, orally or in writing, shall be deemed "Confidential Information" of the disclosing party. In particular, "Confidential Information" shall be deemed to include, but not be limited to, Developments, trade secrets, information, ideas, inventions, materials, samples, processes, procedures, methods, formulations, protocols, packaging designs and materials, test data, future development plans, product launch dates, technological know-how and engineering, manufacturing, regulatory, marketing, servicing, sales, or financial matters relating to the disclosing party and its business.

         14.2 Nondisclosure and Nonuse. During the term and thereafter each receiving party: (i) shall maintain all Confidential Information in confidence; (ii) shall not disclose any Confidential Information to any third party without prior written consent of the disclosing party except that the receiving party may disclose in connection with consultants, subcontractors or agents or raising funding and technical development activities for purposes consistent with this Agreement pursuant to a written non-disclosure agreement with said parties, having terms of nondisclosure and nonuse at least as restrictive as those set forth herein; and (iii) shall use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. A receiving party may disclose Confidential Information that is required to be disclosed pursuant to the law, by request of the United States Food and Drug Administration ("FDA") or other government authority or for medical or safety reasons, but only to the extent required to be disclosed by the FDA or other government authority. Both parties shall take precautions as each normally takes with its own confidential and proprietary information to prevent disclosure to third parties, but no less than reasonable precautions.

         14.3 Exceptions. Both parties agree that, notwithstanding the above, the obligations of confidentiality and nonuse shall not apply to:

                  14.3.1 Information that at the time of disclosure is, or thereafter becomes, generally known to the public, through no wrongful act or failure to act on the part of the receiving party;

                  14.3.2 Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party, as evidenced by written records;

                  14.3.3 Information obtained by the receiving party from a third party who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party, as evidenced by written records;

                  14.3.4 Information that is developed independently by the receiving party without use of confidential information of the other party, as evidenced by written records.

         14.4 Access. Both Parties shall make diligent efforts to ensure that all employees, consultants, agents and subcontractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, shall sign nondisclosure agreements consistent with the terms set forth in this Paragraph. No Confidential Information shall be disclosed to any employees, subcontractors, agents, consultants or third parties who do not have a need to receive such information for the purposes of this Agreement.

15.      TERMINATION

         15.1 Termination by Tepha. If Licensee shall cease to carry on its business or is in breach of Paragraph 17.7, this Agreement shall terminate effective upon notice by Tepha.

         15.2 Material Breach. Upon any material breach of this Agreement by Tepha, Licensee shall have the right to give notice of default, stating in reasonable detail the nature of the claimed breach. If Tepha shall not have cured any such material breach within ninety (90) days from notice, Licensee shall have the option to either: (i) terminate the Agreement, effective on receipt of notice byTepha, or (ii) exercise its rights under Section 3.8(v). Upon any material breach of this Agreement by Licensee, Tepha shall have the right to give notice of default, stating in reasonable detail the nature of the claimed breach. If Licensee shall not have cured any such material breach within ninety
         (90) days from notice, Tepha may terminate the Agreement, effective on receipt of notice by Licensee.

         15.3 Termination by Licensee. If Tepha shall cease to carry on its business or is in breach of Paragraph 17.7, this Agreement shall terminate effective upon notice by Licensee. Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice to Tepha, and upon payment of all amounts due Tepha through the effective date of termination.

         15.4 Effects of Termination. Upon expiration or termination of this Agreement for any reason: (i) nothing herein shall be construed to release either party from any obligation that matured prior to expiration or the effective date of termination;
         (ii) Articles 1, 2.2, 2.6, 3.6, 3.8, 5, 8, 9.2, 10, 11, 12, 13, 14,
         15.4 and 17 shall survive expiration or any termination; (iii) for a period of six (6) months after the effective date of termination, Licensee may sell Licensed Products in inventory, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay the Running Royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products; and (iv) each party shall immediately return all Confidential Information to the disclosing party and shall cease and refrain from any further use of such Confidential Information.

16.      QUALITY SYSTEM OBLIGATIONS

         16.1 Raw Materials. All raw materials for the Polymer will be defined by engineering drawings or specifications of Tepha. Approved vendors must be designated on the Specifications. Raw materials will be supplied or specified by Tepha. During the term of this Agreement, Tepha shall be responsible to maintain a working master cell bank for the Polymer, with commercially appropriate redundancies and security. Tepha will use standard operating procedures which define the sampling methodology and the analytical methods used to assure that the raw materials meet their respective specifications. Tepha will notify Licensee in writing of any changes to the Specifications, sampling or test methods of raw materials or any changes in approved vendors, and shall obtain prior approval from Licensee prior to making any such changes that require regulatory approval from the FDA or international regulatory authorities with respect to a Licensed Product.

         16.2 Packaging Materials. Licensee shall be responsible for and shall provide to Tepha all copy content, artwork and mechanicals for all printed materials associated with the Polymer to be shipped to Licensee. This includes, but is not limited to, container labels, container cartons, package inserts, and promotional material. Any changes requested by Licensee or required for legal or regulatory compliance shall be at the expense of Licensee. Licensee shall be responsible for compliance with all Federal, State and Local laws and regulations concerning packaging and labeling materials, and for obtaining any necessary regulatory approvals of printed materials, artwork and copy. Tepha shall obtain prior approval from Licensee before revising any printed packaging components, primary container components and all Licensee supplied packaging components used for the shipment of the Polymer to Licensee.

         16.3 Non-Conforming Polymer. Polymer not found to meet Specifications will be considered non-conforming. Licensee shall determine the future usability of non-conforming Polymer; provided that non-conforming Polymer may not be used except as expressly permitted in the Device Master File. If Licensee determines that the non-conforming Polymer is usable, full payment for the non-conforming Polymer will be required. If Licensee determines that the non-conforming Polymer is not usable, the non-conforming Polymer may be rejected pursuant to Paragraph 3.4. Actions taken to investigate the non-conformance and to justify the release of the batch of Polymer must be fully documented in compliance with all applicable Federal, State and Local laws and regulations. Copies of all documentation associated with non-conformance of Polymer used shall be maintained by Licensee and provided to Tepha promptly on request.

         16.4 Manufacturing Processes. The manufacturing process for the Polymer shall be maintained by the Document Control / Quality Assurance group within Tepha. Licensee will be notified of any changes to the manufacturing process by Tepha, and Licensee will notify Tepha if any such changes are unacceptable. Each batch or lot of Polymer produced hereunder must be assigned a unique batch or lot number. Any deviation from the specified manufacturing process must be documented in the batch record. Tepha's system shall document the deviation, the investigation that was undertaken and the conclusion drawn from that investigation. The documentation associated with any deviation in the manufacturing process shall become part of the batch record.

         16.5 Manufacturing History Record/Device History Record/Batch Record. Licensee must be provided with a copy of the top-level history record (batch record for the Polymer) manufactured and supplied to Licensee hereunder. Tepha agrees to maintain all records that support this document (e.g., inspection/acceptance records for subassemblies and components) for the duration of this Agreement, and for at least five years following the termination of this Agreement.

         16.6 Sampling, Testing and Release of Polymer. All in-process and finished Polymer testing shall be conducted by Tepha using Tepha's validated test methods. Tepha shall provide Licensee with a certificate of analysis indicating each test parameter, test method, test result and the corresponding acceptance criteria for each batch/lot of Polymer manufactured, as well as a statement indicating that all associated documentation has been reviewed and approved by the appropriate Tepha quality control unit. Tepha shall release the Polymer to Licensee as meeting the agreed and current Specifications for the Polymer.

         16.7 Reserve Samples and Quality Review. Licensee is responsible for obtaining and maintaining file samples of each lot of Polymer manufactured and shipped to Licensee. Tepha will allow quality systems audits to be performed, no more than once in any twelve-month period, by approved representatives of Licensee at reasonable business hours and with reasonable planning and advanced notice of at least five (5) business days. Such audits shall be performed in accordance with the FDA's Quality System Inspection Technique ("QSIT") and Tepha's then current policy for visitors and no photographs may be taken or documents reproduced. Any third party contracted by Tepha to provide manufacturing or component supply under this Agreement shall also be subject to audit in accordance with QSIT.

         16.8 Storage, Validation and Environmental Monitoring. Process/product and cleaning validation for the manufacture of the Polymer shall be performed by Tepha in accordance with the Device Master File. Tepha shall be responsible for conducting the validation studies and maintaining validation reports. Where particulate and microbial levels are required for the Polymer, then the facilities and raw materials used during the manufacturing and packaging shall be subjected to a monitoring program by Tepha to assure that the Polymer will meet the required particulate and microbial levels and shall maintain the records obtained from this monitoring program. If no specifications are defined, then no particular manufacturing environment requirements are necessary beyond applicable Quality System Regulations of the FDA.

         16.9 Distribution Records and Returns. Licensee shall maintain distribution records which contain all of the appropriate information as specified in 21 CFR, Section 820.160. Returned Licensed Product from the distribution of the Licensed Product is the responsibility of Licensee.

         16.10 Customer Complaints. Licensee is responsible for investigating and handling customer complaints and shall promptly notify Tepha of any complaint relating to the Polymer material of a Licensed Product. To the extent possible under the circumstances, Licensee will inform Tepha prior to communicating with the FDA concerning any such complaint. Tepha shall reasonably cooperate with Licensee's investigations, including providing manufacturing-related records on a confidential basis as they relate to the investigation. Licensee shall keep Tepha promptly informed on an ongoing basis and provide copies of all correspondence, filings, and documentation to Tepha until resolution of each such matter.

         16.11 Regulatory Compliance. Unless otherwise stated in this document, Tepha is responsible for compliance to all Federal, State and Local laws and regulations as they apply to Tepha's supply of Polymer to Licensee hereunder.

17.      GENERAL

         17.1. Integrated Agreement. This Agreement (including its Appendices, which are incorporated herein by reference) constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all prior agreements, proposals, negotiations and communications between the parties, both oral and written, regarding the subject matter hereof. The terms of this Agreement shall have no force or effect with respect to any claim based on the use by Licensee of any intellectual property rights or proprietary rights of Tepha or its licensors outside the scope of the licenses expressly granted herein. The preprinted provisions of Licensee's purchase order shall not apply, and the provisions set forth herein shall prevail.

         17.2. Waiver or Amendment. No waiver, alteration or amendment of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the parties hereto.

         17.3. Notices. All notices to be given under this Agreement shall be in writing and shall be deemed duly given if sent by prepaid overnight courier service to the addresses set forth immediately below (or to such other addresses as the parties may designate by notice given in accordance with this provision):

         If to Tepha:

         Tepha, Inc.
         303 Third Street
         Cambridge, MA 02142
         Attn:  Simon Williams, President


         If to Licensee:

         Vascular Solutions, Inc.
         2495 Xenium Lane North
         Minneapolis, MN  55441
         Attn:  Chief Executive Officer

         All such notices, if properly addressed, shall be effective when received.

         17.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, and as necessary the laws of the United States of America, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Each party agrees that venue for any dispute arising under this Agreement shall be Boston, Massachusetts, and waives any objection it has or may have in the future with respect to such venue, except that the applicable federal court or other tribunal shall have exclusive jurisdiction with regard to the scope or validity of any Patent Rights.

         17.5. Failure to Exercise Remedy. If either party fails to enforce any term of this Agreement or fails to exercise any remedy, such failure to enforce or exercise on that occasion shall not prevent enforcement or exercise on any other occasion.

         17.6. Remedies. The rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies available at law or in equity.

         17.7. Assignment. Except as expressly provided in this Agreement, neither party shall directly or indirectly sell, transfer, assign or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under this Agreement (collectively "Assign" for purposes of Paragraph 15.4 or 17.7), by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing sentence, both parties shall have the right to Assign without consent of the other party all of its rights, duties, obligations and liabilities under this Agreement to any Affiliate or in connection with any sale, merger, consolidation, recapitalization or reorganization involving in each case the sale of substantially all of the capital stock of such party or all or substantially all of the assets of such party to which this Agreement relates. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the permitted successors and permitted assigns of Tepha and Licensee.

         17.8. Independent Contractors. The parties agree that in the performance of this Agreement they are and shall be independent contractors. Nothing herein shall be construed to constitute either party as the agent of the other party for any purpose whatsoever, and neither party shall bind or attempt to bind the other party to any contract or the performance of any obligation or represent to any third party that it has any right to enter into any binding obligation on the other party's behalf.

         17.9. Severability. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions. The parties shall make a good faith effort to renegotiate and replace the invalid provision with a valid and enforceable one, such that the original intent of the parties shall be accomplished to the extent permitted by law.

         17.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         17.11. Patent Marking. Licensee shall apply the patent marking notices required by the law of any country where Licensed Products are made, used or sold.

         17.12. Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against either of them.

         17.13. Affiliates. Each party shall be responsible to the other for all obligations of its Affiliates in the same fashion and to the full extent that each party is obligated to the other hereunder, including, but not limited to, the payment of royalties due with respect to sales made by Affiliates. A breach by an Affiliate of a party will be treated as a breach by that party.

         17.14. Force Majeure. Neither party shall be in default of its obligations to the extent its performance is delayed or prevented by causes beyond its control, including but not limited to acts of God, earthquake, flood, embargo, riots, sabotage, utility or transmission disruption, failure or delay of suppliers, fire or labor disturbances.

         17.15. Nonsolicitation. During the Term of this Agreement and for a period of six months thereafter, Licensee and Tepha agree not to, directly, or indirectly, solicit or attempt to solicit for employment any person employed by the other party.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

Tepha, Inc.                                Vascular Solutions, Inc. ("Licensee")

By:  /s/ Simon F. Williams                 By:  /s/ Howard Root
Name:  Simon F. Williams                   Name:  Howard Root
Title:  President                          Title:  Chief Executive Officer
Date:  12/19/02                            Date:  12/17/02

                                   APPENDIX A

                                  PATENT RIGHTS

1. US Patent No. 5,229,279 "Method for producing novel polyester biopolymers" by Peoples and Sinskey, issued July 20, 1993.

2. US Patent No. 5,245,023 "Method for producing novel polyester biopolymers" by Peoples and Sinskey, issued September 14, 1993.

3. US Patent No. 5,250,430 "Polyhydroxyalkanoate polymerase" by Peoples and Sinskey, issued October 5, 1993.

4. US Patent No. 5,480,794 "Overproduction and purification of soluble PHA synthase" by Peoples, Gerngross, and Sinskey, issued January 2, 1996.

5. US Patent No. 5,512,669 "Gene encoding bacterial acetoacetyl-CoA reductase" by Peoples and Sinskey, issued April 30, 1996.

6. US Patent No. 5,534,432 "Polyhydroxybutyrate polymerase" by Peoples and Sinskey, issued July 9, 1996.

7. US Patent No. 5,661,026 "Gene encoding bacterial beta-ketothiolase" by Peoples and Sinskey, issued August 26, 1997.

8. US Patent No. 5,663,063 "Method for producing polyester biopolymers" by Peoples and Sinskey, issued September 2, 1997.

9. US Patent No. 5,798,235 "Gene encoding acetoacetyl-CoA reductase" by Peoples and Sinskey, issued August 25, 1998.

10. US Patent No. 5,811,272 "Method for controlling molecular weight of polyhydroxyalkanoates" by Snell, Hogan, Sim, Sinskey and Rha, issued September 22, 1998.

11. US Patent No. 6,228,934 "Methods and apparatus for the production of amorphous polymer suspension" by Horowitz & Gerngross, issued May 8, 2001.

12. US Patent No. 6,245,537 "Removing endotoxin with an oxidizing agent from polyhydroxyalkanoates produced by fermentation" by Williams, Martin, Gerngross and Horowitz, issued June 12, 2001.

13. US Patent No. 6,316,262 "Biological systems for manufacture of polyhydroxyalkanoate polymers containing 4-hydroxyacids" by Huisman, Skraly, Martin and Peoples, issued November 13, 2001.

14. US Patent No. 6,323,010 "Polyhydroxyalkanoate biopolymer compositions" by Skraly and Peoples, issued November 27, 2001.

15. US Patent No. 6,323,276 "Methods and apparatus for the production of amorphous polymer suspensions" by Horowitz and Gerngross, issued November 27, 2001.

16. US Patent No. 6,329,183 "Polyhydroxyalkanoate production from polyols" by Skraly and Peoples, issued December 11, 2001.

17. EP Patent Application No. 0 870 837 A1 "Method for producing novel polyester biopolymers" by Peoples and Sinskey, published October 14, 1998.

18. EP Patent No. 0 482 077 B1 "Method for producing novel polyester biopolymers" by Peoples and Sinskey, published October 21, 1998.

19. WO 98/51812 "Polyhydroxyalkanoates for IN VIVO applications" by Williams, Martin, Gerngross, and Horowitz, published November 19, 1998.

20. WO 99/32536 "Polyhydroxyalkanoate compositions having controlled degradation rates" by Martin, Skraly, and Williams, published July 1, 1999.

21. WO 00/56376 "Medical devices and applications of polyhydroxyalkanoates" by Williams, Martin, and Skraly, published September 28, 2000.

22. WO 00/51662 "Bioabsorbable, biocompatible polymers for tissue engineering" by Williams, published September 8, 2000.

23. WO 01/19422 "Polyhydroxyalkanoate compositions for soft tissue repair, augmentation, and viscosupplementation" by Williams and Martin, published March 22, 2001.

24. JP 2-510584 Method for producing novel polyester biopolymers, Peoples and Sinskey.

                                   APPENDIX B

                                MIT LICENSE TERMS

                             ARTICLE 1 - DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 "LICENSEE" shall include a related company of METABOLIX, INC. the voting stock of which is directly or indirectly at least fifty percent (50%) owned and controlled by METABOLIX, INC., an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of METABOLIX, INC. and an organization the majority ownership of which is directly or indirectly common to the ownership of METABOLIX, INC.

         1.2 "PATENT RIGHTS" shall mean all of the following M.I.T. intellectual property:

                  1.2.a The United States and foreign patents and/or patent applications and invention disclosures listed in Appendix A;

                  1.2.b United States and foreign patents issued from the applications and invention disclosures listed in Appendix A and from divisionals and continuations of these applications and invention disclosures;

                  1.2.c    claims of United States and foreign
                           continuation-in-part applications and of the resulting patents which are directed to subject matter specifically described in the United States and foreign applications and invention disclosures listed in Appendix A;

                  1.2.d claims of all foreign patent applications and of the resulting patents which are directed to subject matter specifically described in the United States patents and/or patent applications and invention disclosures described in (a), (b), (c) or (d) above; and

                  1.2.e    any reissues of United States patents described in
                           (a), (b), (c) or (d) above.

         1.3 A "LICENSED PRODUCT" shall mean any product or part thereof which:

                  1.3.a is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

                  1.3.b is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the PATENT RIGHTS in the country in which a LICENSED

                           PROCESS is used or in which such product or part thereof is used or sold.

         1.4      A "LICENSED PROCESS" shall mean any process which:

                  1.4.a is covered in whole or in part by an issued, expired valid claim or a pending claim contained in the PATENT RIGHTS in the country in which such process is used or in which the LICENSED PRODUCT made thereby is used or sold.


                                ARTICLE 2 - GRANT

         2.1 M.I.T. hereby grants to LICENSEE the worldwide right and license to make, have made, use, lease and sell the LICENSED PRODUCTS and to practice the LICENSED PROCESSES to the end of the term for which the PATENT RIGHTS are granted unless this Agreement shall be sooner terminated according to the terms hereof.

         2.2 LICENSEE agrees that to the extent possible LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States and that in those cases where domestic manufacture is impractical it will request appropriate waivers from the Department of Commerce pursuant to 37 C.F.R. Sec. 401.14(i).

         2.3 In order to establish a period of exclusivity for LICENSEE, M.I.T hereby agrees that it shall not grant any other license to make, have made, use, lease and sell LICENSED PRODUCTS or to utilize LICENSED PROCESSES during the term of this agreement.

         2.4 M.I.T. reserves the right to practice under the PATENT RIGHTS for its own noncommercial research purposes.

         2.5 M.I.T. further grants to LICENSEE a ninety (90) day first option to negotiate for an exclusive license to new inventions dominated by the claims of the PATENT RIGHTS as originally licensed which arise from the laboratory of Prof. Anthony Sinskey at M.I.T. within four (4) years of the Effective Date of this Agreement. Such option shall be subject to any rights granted in sponsorship agreements to sponsors of the research from which any such invention arises.

         2.6 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder. In addition, LICENSEE may grant any sublicensee the right to sublicense to third parties any or all of the rights, privileges and licenses granted to such sublicensee and such third party sublicenses may also include the right to sublicense.

         2.7 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to M.I.T. of Articles 2, 5, 7, 8, 9, l0, 12, 13 and 15 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

         2.8 LICENSEE agrees to forward to M.I.T. a copy of any and all sublicense agreements promptly upon execution by the parties.

         2.9 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A hereof.


                         ARTICLE 5 - REPORTS AND RECORDS

         5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that maybe necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting, LICENSEE agrees to pay the full cost of such inspection.

         5.2 LICENSEE, within sixty (60) days after December 31 of each year prior to the first commercial sale of a LICENSED PRODUCT and sixty days after March 31, June 30, September 30 and December 31, of each year after the first commercial sales of a LICENSED PRODUCT, shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following: (a) number of LICENSED PRODUCTS manufactured and sold by LICENSEE;
                  (b) total billings for LICENSED PRODUCTS manufactured and sold by LICENSEE; (c) accounting for all LICENSED PROCESSES used or sold by LICENSEE; (d) deductions applicable as provided in Paragraph 1.5; (e) total royalties due; and (f) names and addresses of all sublicensees of LICENSEE. LICENSEE shall endeavor to obtain similar information from its sublicensees and will provide such information which is obtained to M.I.T.

         5.3 With each such report submitted, LICENSEE shall pay to M.I.T. the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

         5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide M.I.T. with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

         5.5 The royalty payments set forth in this Agreement and amounts due under Article 6, shall if overdue, bear interest until payment at a per annum rate Two Percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.


                            ARTICLE 7 - INFRINGEMENT

         7.1 LICENSEE shall inform M.I.T. promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

         7.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the PATENT RIGHTS and, in furtherance of such right, M.I.T. hereby agrees that LICENSEE may join M.I.T. as a party plaintiff in any such suit, without expense to M.I. T. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE. LICENSEE may, for such purposes, use the name of M.I.T. as party plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of M.I.T. which consent shall not unreasonably be withheld. LICENSEE shall indemnify M.I.T. against any order for costs that may be made against M.I.T. in proceedings commenced and defended solely by LICENSEE.

         7.3 In the event that LICENSEE shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation, LICENSEE may withhold up to Fifty Percent (50%) of the royalties otherwise thereafter due M.I.T. hereunder and apply the same toward reimbursement of up to half of

                  LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of M.I.T. for any royalties past due or withheld and applied pursuant to this
                  Article VII. The balance remaining from any such recovery attributable to damages for lost sales shall be divided according to the royalty percentages set forth in Section 4.1; any remaining balance shall be paid to LICENSEE.

         7.4 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify M.I.T. at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, M.I.T. shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and, in furtherance of such right, LICENSEE hereby agrees that M.I.T. may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by M.I.T. shall be borne by M.I.T., and M.I.T. shall keep any recovery or damages for past infringement derived therefrom.

         7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against LICENSEE, M.I.T., at its option, shall have the right, within sixty (60) days after commencement of such action, to join in the defense of the action at its own expense.

         7.6 In any infringement suit as either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other parry hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

         7.7 LICENSEE, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the PATENT RIGHTS.


                         ARTICLE 8 - PRODUCT LIABILITY

         8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold M.I.T., its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.

         8.2 Prior to the first use of a LICENSED PRODUCT on humans, LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and M.I.T. in regard to events covered by Paragraph 8.1 above.

         8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY M.I.T. THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.


                           ARTICLE 9 - EXPORT CONTROLS

         It is understood that M.I.T. is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required not that, if required, it shall be issued.


                          ARTICLE 10 - NON-USE OF NAMES

         Except as required by law, LICENSEE shall not use the names or trademarks of the Massachusetts Institute of Technology, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., or said employee, in each case, except that LICENSEE may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the PATENT RIGHTS. LICENSEE may, however, use the name of Oliver P. Peoples, Anthony J. Sinskey, and/or any other employee of M.I.T. who is a consultant or member of an advisory board of LICENSEE, with their permission, and provided, also, that their affiliation with LICENSEE is identified.


                         ARTICLE 12 - DISPUTE RESOLUTION

         12.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within one hundred and twenty (120) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than ten (10) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than twenty (20) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation hearing with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and LICENSEE each hereby irrevocably consents and submits.

         12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.


                             ARTICLE 13 - TERMINATION

         13.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T., except as provided in Article 11.

         13.2 Should LICENSEE fail to make any payment whatsoever due and payable to M.I.T. hereunder, M.I.T. shall have the right to terminate this Agreement effective on sixty (60) days' notice, unless LICENSEE shall make all such payments to M.I.T. within said sixty (60) day period. Upon the expiration of the sixty
                  (60) day period, if LICENSEE shall not have made all such payments to M.I.T., the rights, privileges and license granted hereunder shall automatically terminate.

         13.3 Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs
                  13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3. M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on one hundred and twenty
                  (120) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the one hundred and twenty (120) day period.

         13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to M.I.T., and upon payment of all amounts due M.I.T. through the effective date of the termination.

         13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to M.I.T. the Running Royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of LICENSED PRODUCTS.

         13.6 Upon termination of this Agreement for any reason, any of LICENSEE's direct sublicensees that are not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions. Notwithstanding the foregoing, should Tepha, Inc. request a license, M.I.T. hereby agrees to grant such a license under terms and conditions no less favorable as a whole than those granted to Tepha, Inc. by LICENSEE.

                      ARTICLE 15 - MISCELLANEOUS PROVISIONS

         15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

         15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

         15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

         15.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

                                   APPENDIX C

                                   PRICE LIST

-------------------------------------------------------- -----------------------
                                                        |
-------------------------------------------------------- -----------------------
Poly-3-hydroxybutyrate-co-4-hydroxybutyrate (PHA3444)   |  $   ***        *
-------------------------------------------------------- -----------------------

*Current price, price adjustments to be determined in accordance with Paragraph
3.5. Each order must be for a minimum lot size of *** , except for research and development runs during the initial two-year period after the Effective Date.

**Composition of co-monomers to be agreed between the parties.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.